Contact	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved on Business Wire
	Corporate	December 13, 2010
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC ELECTS ERIK BRYNJOLFSSON TO BOARD OF DIRECTORS

FALLS CHURCH, Va., December 13-- CSC (NYSE: CSC) today announced that Erik Brynjolfsson has been elected to the company’s board of directors and appointed as a member of the Audit Committee.

Brynjolfsson, 48, is the Director of the Massachusetts Institute of Technology (MIT) Center for Digital Business, the Schussel Family Professor at the MIT Sloan School, Research Associate at the National Bureau of Economic Research, and Chairman of the MIT Sloan Management Review.  His recent work analyzes how IT drives innovation and the implications for organizational transformation, competition and productivity growth.  Brynjolfsson is also the co-author of Wired for Innovation: How IT is Reshaping the Economy.

“We are pleased to welcome Erik to the CSC board of directors,” said CSC Chairman, President and Chief Executive Officer Michael W. Laphen. “Erik’s wealth of knowledge and industry perspectives will be valuable assets to help refine and shape our company’s business strategy today and in the future."

Brynjolfsson is on the academic advisory board of the Federal Reserve Bank of Boston, and he is also co-principal investigator on several grants by the National Science Foundation to study Information Technology, Organizational Transformation and Productivity.

Brynjolfsson holds Bachelors and Masters degrees from Harvard University in Applied Mathematics and Decision Sciences and a PhD from MIT in Managerial Economics. He has also taught at Harvard and Stanford.

About CSC
CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector. CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. The company has been recognized as a leader in the industry, including being named by FORTUNE Magazine as one of the World’s Most Admired Companies for Information Technology Services (2010). Headquartered in Falls Church, Va., CSC has approximately 94,000 employees and reported revenue of $16.1 billion for the 12 months ended Oct. 1, 2010. For more information, visit the company’s website at www.csc.com.